Exhibit 10.1

March 12, 2021

Michael Cloonan

Re: Separation Agreement

Dear Mike:

This letter confirms our discussions about your transition and separation from employment at Sage Therapeutics, Inc. (along with its affiliates, the “Company”). As we have discussed, provided you (a) sign and return this letter agreement (the “Agreement”) and the Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity without Non-compete (the “Restrictive Covenants Agreement without Noncompete”) appended this Agreement as Attachment A to me no later than March 15, 2021, and (b) sign and return the Additional Release of Claims attached hereto as Attachment B (the “Additional Release”) and the Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity With Non-compete (the “Restrictive Covenants Agreement with Non-compete”) appended to the Additional Release as Exhibit 1 on, but not before, the Separation Date (as defined below) and do not revoke the Additional Release, you will remain an employee of the Company, pursuant to the terms and conditions hereof, through the Separation Date and the Company will provide you with the severance pay and benefits set forth in Section 2 below following the Separation Date.

By timely signing and returning this Agreement, and timely signing, returning, and not revoking, the Restrictive Covenants Agreement without Noncompete, the Additional Release and the Restrictive Covenants Agreement with Non-compete, you will be entering into binding agreements with the Company and will be agreeing to the terms and conditions set forth herein and therein. Therefore, you are advised to consult with an attorney before signing this Agreement, the Additional Release, the Restrictive Covenants Agreement without Noncompete and the Restrictive Covenants Agreement with Non-compete, and you have been given a reasonable amount of time to consider this Agreement and at least twenty-one (21) days to sign the Additional Release and the Restrictive Covenants Agreement with Non-compete. If you sign this Agreement and the Restrictive Covenants Agreement without Noncompete, they will become effective on your date of signature. If you sign the Additional Release and the Restrictive Covenants Agreement with Non-compete, you may change your mind and revoke your agreement during the seven (7) business day period after you have signed it (the “Revocation Period”) by notifying me in writing by the close of the seventh (7th) business day. If you do not so revoke, the Additional Release and the Restrictive Covenants Agreement with Non-compete will become binding agreements between you and the Company upon the expiration of the Revocation Period.

If you (i) choose not to timely sign and return this Agreement and Restrictive Covenants Agreement without Noncompete, (ii) fail to timely sign and return the Additional Release or the Restrictive Covenants Agreement with Non-compete, and/or (iii) revoke your acceptance of the Additional Release or the Restrictive Covenants Agreement with Non-compete, you shall not be entitled to receive any severance pay or benefits from the Company. However, the following terms and conditions shall apply regardless of whether you enter into this Agreement, the Additional Release, or the Restrictive Covenants Agreement with Noncompete:

•	The Company will pay your salary through the date of your separation from the Company;
•	You will be able to continue group medical, dental and vision insurance coverage after your separation from employment under the law known as “COBRA”, subject to your election of and eligibility for COBRA continuation coverage;
•

Your eligibility to participate in any other employee benefit plans and programs of the Company will cease on or after your separation from employment in accordance with applicable benefit plan or program terms and practices;

•

The Company will reimburse you for any outstanding business expenses you incurred through the date of your separation from the Company, consistent with the Company’s expense reimbursement policy, provided you submit appropriate documentation to the Company within thirty (30) days of your separation from the Company;

•	You will be required to comply with the obligations set forth in any restrictive covenant agreement previously entered into by and between you and the Company.
•

Upon your separation from employment with the Company, you must immediately return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also must delete and finally purge any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the date of your separation. In the event that you discover at any time that you continue to retain any such property, you must return it to the Company immediately upon such discovery.

In addition to the above described non-contingent terms, if you enter into and comply with all terms of this Agreement and the Additional Release (and the Restrictive Covenants Agreement with Noncompete, you will be entitled to the severance pay and benefits further described in Section 2.

You acknowledge that you are entering into this Agreement voluntarily. With those understandings, you and the Company agree as follows:

1.	Separation Date; Transition Period

Your effective date of separation from the Company will be May 3, 2021 (the “Separation Date”). You hereby confirm your resignation, to be effective as of the Separation Date, from all positions that you hold as an employee and/or officer of the Company, including without limitation your position as Chief Operating Officer. You agree to execute and deliver any further documents reasonably necessary to effectuate such resignations and hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect such resignations. The period between the date on which you execute this letter agreement and the Separation Date will be a transition period (the “Transition Period”), during which you will remain an active employee of the Company and perform such transition-related duties as the Company may request. You may also spend reasonable amounts of time undertaking a job search or participating as a member of the Board of Directors of a third party that is not a Competitor as defined in the Restrictive Covenants Agreement with Non-compete so long as such activities do not materially interfere with your transition duties hereunder. For the avoidance of doubt, it is agreed that, during the Transition Period, the Company may undertake in its sole discretion any operational, personnel and/or reporting changes that it deems appropriate to facilitate your transition, and you acknowledge and agree that no such changes shall be grounds for you to invoke the Good Reason Process or terminate your employment for Good Reason (as such terms are defined in the Severance and Change in Control Agreement dated March 21, 2017 between you and the Company (the “CIC Agreement”)). Further, you acknowledge and agree that, should the Company terminate your employment for Cause (as defined in the CIC Agreement) prior to the Separation Date, you shall not be eligible to receive any severance pay or benefits from the Company.

2.	Severance Pay and Benefits

Provided you enter into and comply with this Agreement, the Additional Release, and the Restrictive Covenants Agreement with Noncompete, the Company shall provide you with the following severance pay and benefits (the “Severance Pay and Benefits”):

a.

The Company will pay you severance pay (“Severance Pay”) in the form of base salary continuation for the period between the Separation Date and the earlier of the (i) end of the 8- month period immediately following the Separation Date or (ii) the day you become employed or are engaged as a consultant by any person or entity (as applicable, the “Salary Continuation Period”), not including your participation solely as a member of the Board of Directors of a third party that is not a Competitor as defined in the Restrictive Covenants Agreement with Non- compete. The Severance Pay shall be paid in accordance with the Company’s usual payroll practices and periods and subject to applicable taxes and withholding; provided that no payments of the Severance Pay shall be made until the Effective Date, as defined in Section 15. You agree to notify the Company at such time as you become employed or are engaged as a consultant.

b.

To continue your health, dental and vision coverage after the Separation Date, you must be eligible for and elect COBRA continuation coverage. If you elect COBRA continuation coverage and provided that you and your beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for health, dental and vision premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed through the earlier of (i) the end of the Salary Continuation Period; or (ii) the date you become employed or otherwise ineligible for COBRA (as applicable, the “Health Benefits Continuation Period”).

You will be responsible for the remaining portion of such coverage. You hereby authorize the deduction of the portion for which you are responsible from your Severance Pay, for as long as you are receiving Severance Pay. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Health Benefits Continuation Period at your own expense for the remainder of the COBRA period to the extent you and they remain eligible.

You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following your separation from employment other than as set forth in this Section 2.

3.	Confidential Information; Continuing Obligations

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). In addition, you understand and agree that, in order to receive the severance benefits set forth herein, you are required to execute, on the Separation Date, the Restrictive Covenants Agreement with Non-compete appended to the Additional Release as Exhibit 1 thereto.

4.	Non-disparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding or to make statements to the extent permitted by Section 6 below.

5.	Release of Your Claims

In exchange for the consideration set forth herein, including, among other terms, your continued employment with the Company through the Transition Period and the opportunity to receive the Severance Pay and Benefits, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by and separation from employment with the Company;
•	of wrongful discharge;
•	of breach of contract (including, without limitation, claims of breach of the CIC Agreement or your offer letter with the Company dated March 21, 2017);
•

of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and Massachusetts General Laws ch. 151B);

•	under any other federal, state, or local statute;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay including, without limitation any claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq;
•	for severance pay or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Agreement, and provided, further, that this release does not prevent you from filing a charge with, cooperating with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such charge, investigation, or proceeding, and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding).

6.	Scope of Disclosure Restrictions

Nothing in this Agreement or elsewhere prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

7.	Termination of Payments

If you breach any of your obligations under this Agreement, the Additional Release (including, without limitation, any obligations under the Restrictive Covenants Agreement with Non-compete ), in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement. The termination of such payments in the event of your breach will not affect your continuing obligations under this Agreement (or any attachment or exhibit hereto).

8.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company except as explicitly set forth herein.

9.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any attachment or exhibit hereto) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement (or attachment or exhibit hereto, as applicable), or the application of such portion or provision of this Agreement (or attachment or exhibit hereto, as applicable) in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement (or attachment or exhibit hereto, as applicable) shall be valid and enforceable to the fullest extent permitted by law.

10.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement (including, without limitation, any term or obligation set forth in any attachment or exhibit hereto), or the waiver by any party of any breach of this Agreement (or any attachment or exhibit hereto, as applicable), shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

11.	Enforcement

You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts,

(ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

12.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

13.	Legally Binding

This Agreement is a legally binding document, and your signature will commit you to its terms. You acknowledge that you are hereby advised by the Company to consult with an attorney prior to entering into this Agreement, the Additional Release, and the Restrictive Covenants Agreement, and that you are voluntarily entering into this Agreement.

14.	Entire Agreement

This Agreement, Restrictive Covenants Agreement without Non-compete the Additional Release, and the Restrictive Covenants Agreement with Non-compete constitute the entire agreement between you and the Company and supersede any previous agreements or understandings between you and the Company relating to the subject matter herein.

15.	Time for Consideration; Effective Date

You acknowledge that you have been given a reasonable amount of time to consider this Agreement and at least twenty-one (21) days to consider the Additional Release and any attachments thereto. You understand that you may revoke the Additional Release and the Restrictive Covenants Agreement with Non-compete for a period of seven (7) business days after your execution of such agreements, by written notice before the expiration of such period, and the Additional Release and the Restrictive Covenants Agreement with Non-compete will not become effective until the day after the expiration of such Revocation Period (the “Effective Date”).

16.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Facsimile and PDF signatures shall be deemed to have the same legal effect as originals.

Please indicate your agreement to the terms of this Agreement by timely signing and returning to me the original of this letter in a timely manner as set forth on the first page of this Agreement.

Very truly yours,

SAGE THERAPEUTICS, INC.

/s/ Erin Lanciani		March 12, 2021
By:	Erin Lanciani	Date

Senior Vice President, People & Organizational Strategy

The foregoing is agreed to and accepted by the undersigned, who understands that the Severance Pay and Benefits described in Section 2 are conditioned upon his timely execution, return, and non- revocation of the Additional Release and the Restrictive Covenants Agreement:

/s/ Michael Cloonan	March 12, 2021

Michael Cloonan	Date